SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.)

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒	Definitive Information Statement

MERCER FUNDS

(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Payment of Filing Fee (Check the appropriate box)

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

mercer FUNDS

Mercer US Small/Mid Cap Equity Fund

(formerly known as Mercer US Small/Mid Cap Growth Equity Fund)

99 High Street

Boston, Massachusetts 02110

September 26, 2016

Dear Shareholder:

We are pleased to notify you of a change involving the Mercer US Small/Mid Cap Equity Fund (which changed its name from the Mercer US Small/Mid Cap Growth Equity Fund on June 27, 2016) (the “Fund”), a series of Mercer Funds (the “Trust”). Specifically, the Board of Trustees of the Trust (the “Board”) has approved the hiring of GW&K Investment Management (“GW&K” or the “Subadvisor”) to serve as a subadvisor to the Fund. In conjunction with this appointment, the Board has approved a new subadvisory agreement between Mercer Investment Management, Inc., the Fund’s investment advisor (“Mercer” or the “Advisor”), on behalf of the Fund, and GW&K (the “GW&K Subadvisory Agreement”).

The Board approved the appointment of GW&K and the GW&K Subadvisory Agreement in conjunction with the Board’s approval of the reorganization of the Mercer US Small/Mid Cap Value Equity Fund into the Fund (the “Reorganization”) and the approval of changes to the Fund’s name and certain changes to its principal investment strategies (the “Repositioning”). The Reorganization and the Repositioning involved various changes to the Fund’s subadvisors, which included the addition of GW&K as a subadvisor to the Fund, among other changes. Information regarding these changes was previously communicated to you via an updated Prospectus for the Fund dated June 27, 2016. GW&K began managing its allocated portion of the Fund’s investment portfolio on June 27, 2016.

I encourage you to read the attached Information Statement, which provides, among other information, details regarding GW&K and the GW&K Subadvisory Agreement and a discussion of the factors that the Board considered in approving the implementation of the GW&K Subadvisory Agreement.

Sincerely,

Richard L. Nuzum, CFA
Trustee, President, and Chief Executive Officer
Mercer Funds

MERCER FUNDS

Mercer US Small/Mid Cap Equity Fund

(formerly known as Mercer US Small/Mid Cap Growth Equity Fund)

99 High Street

Boston, Massachusetts 02110

Information Statement

This Information Statement (the “Statement”) is being furnished on behalf of the Board of Trustees (the “Board”) of Mercer Funds (the “Trust”) to inform shareholders of the Mercer US Small/Mid Cap Equity Fund (which changed its name from the Mercer US Small/Mid Cap Growth Equity Fund on June 27, 2016) (the “Fund”) about the recent hiring of a new subadvisor to the Fund, GW&K Investment Management (“GW&K” or the “Subadvisor”). In connection with the hiring of GW&K, the Board approved a new subadvisory agreement between Mercer Investment Management, Inc., the Fund’s investment advisor (“Mercer” or the “Advisor”), on behalf of the Fund, and GW&K (the “GW&K Subadvisory Agreement”). The Board approved the appointment of GW&K and the GW&K Subadvisory Agreement in conjunction with the Board’s approval of the reorganization of the Mercer US Small/Mid Cap Value Equity Fund into the Fund (the “Reorganization”) and the approval of changes to the Fund’s name and certain changes to its principal investment strategies (the “Repositioning”). The Reorganization and the Repositioning involved various changes to the Fund’s subadvisors, which included the addition of GW&K as a subadvisor to the Fund, among other changes. GW&K began managing its allocated portion of the Fund’s investment portfolio on June 27, 2016.

The hiring of GW&K, and the GW&K Subadvisory Agreement, were approved by the Board upon the recommendation of Mercer, without shareholder approval, as is permitted by the exemptive order of the U.S. Securities and Exchange Commission (the “SEC”), dated December 28, 2005 (the “Exemptive Order”), issued to the Trust and the Advisor.

This Statement is being mailed on or about September 26, 2016 to shareholders of record of the Fund as of August 31, 2016.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE NOT REQUESTED TO SEND US A PROXY.

INTRODUCTION

Mercer is the investment advisor to the series of the Trust, including the Fund. The Advisor uses a “manager of managers” approach in managing the assets of the Trust’s series. This approach permits Mercer to hire, terminate, or replace subadvisors that are unaffiliated with the Trust or the Advisor, and to modify material terms and conditions of subadvisory agreements relating to the management of the series. Section 15(a) of the Investment Company Act of 1940, as amended (the “1940 Act”), generally requires the shareholders of a mutual fund to approve an agreement pursuant to which a person serves as the investment advisor (or as a subadvisor) to the mutual fund. The Trust and the Advisor have obtained the Exemptive Order, which permits the Trust and the Advisor, subject to certain conditions and approval by the Board, to hire and retain unaffiliated subadvisors and to modify subadvisory arrangements with unaffiliated subadvisors without shareholder approval. Under the Exemptive Order, the Advisor may act as a manager of managers for some or all of the series of the Trust, and the Advisor supervises the provision of portfolio management services to the series by various subadvisors.

The Exemptive Order allows the Advisor, among other things, to: (i) continue the employment of a current subadvisor after events that would otherwise cause an automatic termination of a subadvisory agreement with the subadvisor, and (ii) reallocate assets among current or new subadvisors. The Advisor has ultimate responsibility (subject to oversight by the Board) to supervise the subadvisors and recommend the hiring, termination, and replacement of the subadvisors to the Board.

Consistent with the terms of the Exemptive Order, the Board, including a majority of the Trustees who are not “interested persons” (as that term is defined in the 1940 Act) of the Trust or of the Advisor (the “Independent Trustees”), at a Board meeting held on December 7-8, 2015 (the “Meeting”): (i) appointed GW&K to serve as a subadvisor to the Fund, and (ii) approved the GW&K Subadvisory Agreement between the Advisor, on behalf of the Fund, and GW&K. GW&K is independent of the Advisor and discharges its responsibilities subject to the oversight and supervision of the Advisor. GW&K is paid by the Advisor and not by the Fund. No increase in the advisory fees paid by the Fund to the Advisor resulted from the appointment of GW&K as a subadvisor to the Fund, or from the implementation of the GW&K Subadvisory Agreement.

The Trust and the Advisor have agreed to comply with certain conditions when acting in reliance on the relief granted in the Exemptive Order. These conditions require, among other things, that in connection with the hiring of a subadvisor, the affected series will notify the shareholders of the series of the changes. This Statement provides such notice of the changes and presents details regarding GW&K and the GW&K Subadvisory Agreement.

THE ADVISOR

The Advisor, a Delaware corporation located at 99 High Street, Boston, Massachusetts 02110, serves as the investment advisor to the Fund. The Advisor is an indirect, wholly owned subsidiary of Marsh & McLennan Companies, Inc., 1166 Avenue of the Americas, New York, New York 10036. The Advisor is registered as an investment adviser with the SEC under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). The Advisor is an affiliate of Mercer Investment Consulting, LLC, an investment consultant with more than thirty years’ experience reviewing, rating, and recommending investment managers for institutional clients.

The Advisor provides investment advisory services to the Fund pursuant to the Investment Management Agreement, dated July 1, 2016, between the Trust and the Advisor (the “Management Agreement”). The Trust employs the Advisor generally to manage the investment and reinvestment of the assets of the Fund. In so doing, the Advisor may hire one or more subadvisors to carry out the investment program of the Fund (subject to the approval of the Board). The Advisor continuously reviews, supervises, and (where appropriate) administers the investment program of the Fund. The Advisor furnishes periodic reports to the Board regarding the investment program and performance of the Fund.

2

Pursuant to the Management Agreement, the Advisor has overall supervisory responsibility for the general management and investment of the Fund’s investment portfolio, and, subject to review and approval by the Board: (i) sets the Fund’s overall investment strategies; (ii) evaluates, selects, and recommends subadvisors to manage all or a portion of the Fund’s assets; (iii) when appropriate, allocates and reallocates the Fund’s assets among subadvisors; (iv) monitors and evaluates the performance of the Fund’s subadvisors; and (v) implements procedures to ensure that the subadvisors comply with the Fund’s investment objective, policies, and restrictions.

For these services, effective as of July 1, 2016, the Fund pays the Advisor a fee calculated at an annual rate of 0.90% of assets up to $750 million, 0.88% of assets in excess of $750 million up to $1 billion and 0.83% of assets in excess of $1 billion of the Fund’s average daily net assets. (Prior to July 1, 2016, the Fund paid the Advisor a fee calculated at an annual rate of 0.90% of assets up to $750 million and 0.88% of assets in excess of $750 million of the Fund’s average daily net assets). The Advisor received advisory fees of $4,025,343 from the Fund for the fiscal year ended March 31, 2016. The aggregate compensation paid by the Advisor to all subadvisors to the Fund during the last fiscal year ended March 31, 2016 was $2,557,195, representing 0.57% of the Fund’s average net assets during that period.

Several officers of the Trust are also officers and/or employees of the Advisor. These individuals and their respective positions are: Richard L. Nuzum serves as President, Chief Executive Officer, and Trustee of the Trust and as President and North America Business Leader of Mercer’s Investment Management Business; Richard S. Joseph serves as Vice President of the Trust and as Vice President and Head of US Delegated Solutions for the Advisor; Janice Desmond serves as Treasurer and Chief Financial Officer of the Trust and as Head of Fund Administration for the Advisor; Jeremiah France services as Vice President and Assistant Treasurer of the Trust and Chief Operating Officer of North American Investments for the Advisor; Scott M. Zoltowski serves as Vice President, Chief Legal Officer and Secretary of the Trust and as Global Chief Counsel-Investments for the Advisor; Colin J. Dean serves as Vice President and Assistant Secretary of the Trust and as Senior Legal Counsel-Investments of the Advisor; Stan Mavromates serves as Vice President and Chief Investment Officer of the Trust and as Vice President and Chief Investment Officer of the Advisor; Manny Weiss serves as Vice President of the Trust and as Portfolio Manager and Principal of the Advisor; John Johnson serves as Vice President of the Trust and as Portfolio Manager and Principal of the Advisor; Larry Vasquez serves as Vice President of the Trust and as Vice President and Portfolio Manager of the Advisor; and Robert Phay serves as Vice President and Chief Compliance Officer of the Trust and as Chief Compliance Officer of the Advisor. The address of each executive officer of the Trust, except for Mr. Nuzum, is 99 High Street, Boston, Massachusetts 02110. Mr. Nuzum’s address is 1166 Avenue of the Americas, New York, New York 10036.

GW&K INVESTMENT MANAGEMENT

GW&K Investment Management is located at 222 Berkeley Street, Suite 1500, Boston, Massachusetts 02116. GW&K is a limited liability company that is 75% owned by Affiliated Managers Group (“AMG”), a publicly-traded asset management firm, and 25% owned by the firm’s partners. GW&K is registered as an investment adviser with the SEC under the Advisers Act. The GW&K Subadvisory Agreement is dated June 27, 2016.

3

GW&K was approved by the Board to serve as a subadvisor to the Fund at the Meeting. GW&K is not affiliated with the Advisor, and GW&K discharges its responsibilities subject to the oversight and supervision of the Advisor. As indicated above, GW&K is paid by the Advisor and not by the Fund. No increase in the advisory fees paid by the Fund to the Advisor resulted from the appointment of GW&K as a subadvisor to the Fund, or from the implementation of the GW&K Subadvisory Agreement. The fees paid by the Advisor to GW&K depend upon the fee rates negotiated by the Advisor. In accordance with procedures adopted by the Board, a subadvisor to the Fund may affect portfolio transactions through an affiliated broker-dealer and the affiliated broker-dealer may receive brokerage commissions in connection therewith as permitted by applicable laws.

GW&K does not serve as an investment advisor or subadvisor for any other registered investment companies that have investment objectives similar to the Fund’s investment objective.

The names and principal occupations of the principal executive officers of GW&K are listed below. The address of each principal executive officer, as it relates to the person’s position with GW&K, is 222 Berkeley Street, Suite 1500, Boston, Massachusetts, 02116.

Name	Principal Occupation
Harold G. Kotler	Chief Executive Officer

Thomas W. Roberts III	Co-President and Chief Compliance Officer

Thomas F.X. Powers	Co-President

THE GW&K SUBADVISORY AGREEMENT

The GW&K Subadvisory Agreement was approved by the Board at the Meeting which was called, among other reasons, for the purpose of considering and approving the GW&K Subadvisory Agreement for an initial term of two years. Thereafter, continuance of the GW&K Subadvisory Agreement will require the annual approval of the Board, including a majority of the Independent Trustees. The GW&K Subadvisory Agreement provides that it will terminate automatically in the event of its assignment, except as provided otherwise by any rule, exemptive order issued by the SEC, or no-action letter provided or pursuant to the 1940 Act, or upon the termination of the Management Agreement.

The terms of the GW&K Subadvisory Agreement, other than the rate of compensation paid by the Advisor to GW&K, are substantially similar to the terms contained in the subadvisory agreements in effect between the Advisor and the Fund’s other current subadvisors. The GW&K Subadvisory Agreement provides that GW&K, among other duties, will make all investment decisions for GW&K’s allocated portion of the Fund’s investment portfolio. GW&K, subject to the supervision of the Board and the Advisor, will conduct an ongoing program of investment, evaluation, and, if appropriate, sale and reinvestment of the Subadvisor’s allocated portion of the Fund’s assets.

4

The GW&K Subadvisory Agreement provides for GW&K to be compensated based on the average daily net assets of the Fund allocated to the Subadvisor. GW&K is compensated from the fees that the Advisor receives from the Fund. GW&K generally will pay all expenses it incurs in connection with its activities under the GW&K Subadvisory Agreement, other than the costs of the Fund’s portfolio securities and other investments.

The GW&K Subadvisory Agreement may be terminated at any time, without the payment of any penalty, by: (i) the vote of a majority of the Board, the vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act), or the Advisor, or (ii) GW&K, on not less than ninety (90) days’ written notice to the Advisor and the Trust.

BOARD OF TRUSTEES’ CONSIDERATIONS

At the Meeting, the Advisor recommended the appointment of GW&K to serve as a subadvisor to the Fund. In considering the approval of the GW&K Subadvisory Agreement, the Independent Trustees considered the information and materials from the Advisor and GW&K that included, as to GW&K and the Fund: (i) the GW&K Subadvisory Agreement; (ii) information regarding the process by which the Advisor had reviewed, selected, and recommended GW&K for the Board’s approval, and the Advisor’s rationale for recommending that GW&K be appointed as a subadvisor to the Fund and how GW&K would supplement the Fund’s other subadvisors; (iii) the nature, extent, and quality of the services that GW&K proposed to provide to the Fund; (iv) the investment management business, portfolio management personnel, operations, prior investment experience, and reputation of GW&K ; (v) GW&K’s brokerage and trading policies and practices; (vi) the level of subadvisory fees to be charged by GW&K for its services to the Fund, and a comparison of those fees to other accounts that GW&K manages; (vii) a summary of GW&K’s compliance program; (viii) information regarding GW&K’s historical performance returns managing an investment mandate similar to the Fund’s investment mandate, and a comparison of such performance to a relevant index; and (ix) the financial condition of GW&K .

In addition, the Independent Trustees considered presentations made by, and discussions held with, representatives of the Advisor. The Independent Trustees considered and analyzed factors that the Independent Trustees deemed relevant with respect to GW&K, including: the nature, extent, and quality of the services to be provided to the Fund by GW&K; GW&K’s management style and investment decision-making process; GW&K’s historical performance record managing investment products similar to the Fund; the qualifications and experience of the members of GW&K’s portfolio management team; and GW&K’s staffing levels and overall resources. The Independent Trustees also took into consideration the nature and extent of the oversight duties performed by the Advisor in connection with each of the subadvisors, which includes extensive management and compliance due diligence with respect to the management and operations of each of the subadvisors. Additionally, the Independent Trustees received assistance and advice regarding legal and industry standards as supplied by their independent legal counsel, which were intended to assist the Independent Trustees in fulfilling their duties under the 1940 Act.

In particular, and as to GW&K, the Board, including all of the Independent Trustees, considered the following factors:

5

(a) The nature, extent, and quality of the services to be provided by GW&K. The Independent Trustees reviewed the nature, extent, and quality of the services to be provided by GW&K to the Fund. The Independent Trustees discussed the specific investment management process that GW&K indicated that it will employ to manage its allocated portion of the Fund’s investment portfolio (which was described in detail in the materials provided by GW&K), the qualifications of GW&K’s portfolio managers and investment management personnel with regard to implementing the investment mandate relating to the allocated portion of the Fund’s investment portfolio that GW&K would be managing, and the performance record of GW&K as compared to a relevant benchmark. The Independent Trustees considered GW&K’s infrastructure and resources, and whether GW&K’s organization appeared to support GW&K’s strategy adequately. The Independent Trustees also discussed the Advisor’s review, selection, and due diligence process with respect to GW&K, and the Advisor’s favorable assessment as to the nature, extent, and quality of the subadvisory services expected to be provided to the Fund by GW&K. Based on their consideration and review of the foregoing information, the Independent Trustees concluded that the nature, extent and quality of the subadvisory services anticipated to be provided by GW&K, as well as GW&K’s ability to render such services based on GW&K’s experience, operations and resources, were appropriate for the Fund, in light of the Fund’s investment objective, and the mandate relating to the allocated portion of the Fund’s investment portfolio that GW&K would manage.

(b) Comparison of the services to be rendered and fees to be paid to GW&K under other advisory and subadvisory contracts, such as those with other clients. The Independent Trustees discussed the services that would be rendered by GW&K and evaluated the compensation to be paid to GW&K by the Advisor for those services. The Independent Trustees noted that the services that GW&K would furnish to the Fund appeared to be comparable to the services that GW&K currently provides to its other advisory and subadvisory clients having similar investment strategies. The Independent Trustees also considered comparisons of the fees that will be paid to GW&K by the Advisor in light of the fees that were charged by GW&K to its other advisory clients, as disclosed in GW&K’s Form ADV, Part 2A (Firm Brochure) and in its 15(c) Questionnaire responses, including commingled and separate accounts. The Independent Trustees also considered that the fees agreed to by GW&K were the result of an arm’s length bargain negotiated by unaffiliated parties. The Independent Trustees also noted that, while GW&K’s fee schedule did include breakpoints, the benefit of the breakpoints would go to the Advisor, and not to the Fund, and would be reflected in the Advisor’s profitability, which had been reviewed by the Independent Trustees.

The Independent Trustees considered the review, selection, and due diligence process employed by the Advisor in determining to recommend GW&K to serve as a subadvisor to the Fund, and the Advisor’s reasons for concluding that the subadvisory fees to be paid by the Advisor to GW&K for its services to the Fund were reasonable. The Independent Trustees emphasized in their discussions that the subadvisory fees of GW&K would be paid by the Advisor, and were not additional fees to be borne by the Fund or its shareholders. Based on their discussion, the Independent Trustees concluded that, in light of the nature, extent, and quality of the services to be provided, the proposed level of fees to be paid to GW&K with respect to the assets of the Fund to be allocated to GW&K was supported by the services that were expected to be provided by GW&K to the Fund. The Independent Trustees also considered the potential “fallout” or ancillary benefits that may accrue to GW&K from its relationship with the Fund and concluded that they were reasonable.

6

Since the fees to be paid to GW&K were the result of arm’s-length bargaining between unaffiliated parties, and given the Advisor’s economic incentive to negotiate a reasonable fee, the potential profitability of GW&K was not considered relevant to the Independent Trustees’ deliberations. The Independent Trustees took note of the Advisor’s explanation that the recommended appointment of GW&K was not affected by the impact that the appointment would have on the Advisor’s revenues and profitability, and recalled that the Advisor had demonstrated that the appointment of GW&K may result in a benefit to the Advisor as a result of the potential for increased profitability for the Advisor, which had been reported to and reviewed by the Independent Trustees. On the basis of these considerations, the Independent Trustees concluded that, in light of the nature, extent and quality of the services expected to be provided by GW&K and the proposed fees to be paid to GW&K by the Advisor for managing its allocated portion of the Fund, the potential benefits accruing to GW&K as a result of serving as a subadvisor to the Fund were reasonable in relation to the services that were expected to be provided by GW&K to the Fund.

(c) Investment performance of the Fund and GW&K. Because GW&K was a newly proposed subadvisor to the Fund, the Independent Trustees could not consider GW&K’s investment performance in managing the Fund as a factor in evaluating the GW&K Subadvisory Agreement. However, the Independent Trustees reviewed GW&K’s historical investment performance record in subadvising other investment companies and accounts that were comparable to the Fund. The Independent Trustees also compared the historical investment performance of GW&K to a relevant benchmark and concluded that GW&K’s historical performance record, viewed together with the other factors considered by the Independent Trustees, supported a decision to approve the GW&K Subadvisory Agreement.

Conclusion. Following consideration of the foregoing factors, it was reported that no single factor was determinative to the Independent Trustees’ decisions. Based on these factors, along with the determination of the Advisor at the conclusion of its review, selection, and due diligence process to recommend GW&K to serve as a new subadvisor to the Fund, and such other matters as were deemed relevant, the Independent Trustees concluded that the proposed fee rate for GW&K was supported by the services that were expected to be provided to the Fund. As a result, the Independent Trustees concluded that the approval of the GW&K Subadvisory Agreement was in the best interests of the Fund and its shareholders and, upon the recommendation of the Independent Trustees, the Board approved the GW&K Subadvisory Agreement.

7

GENERAL INFORMATION

Administrative and Accounting Services

State Street Bank and Trust Company (the “Administrator”), located at 1 Heritage Drive, North Quincy, Massachusetts 02171, serves as the administrator of the Fund. The Administrator performs various services for the Fund, including fund accounting, daily and ongoing maintenance of certain Fund records, calculation of the Fund’s net asset value, and preparation of shareholder reports.

The Advisor provides certain internal administrative services to the Class S, Class Y-1 and Class Y-2 shares of the Fund, for which the Advisor is entitled to receive a fee of 0.15%, 0.10%, and 0.05% of the average daily net assets of the Class S, Class Y-1, and Class Y-2 shares, respectively. For the fiscal year ended March 31, 2016, the Fund did not pay any fees to the Advisor for internal administrative services.

Principal Underwriting Arrangements

MGI Funds Distributors, LLC (the “Distributor”), located at 899 Cassatt Road, Berwyn, Pennsylvania 19312, is a Delaware limited liability company that is a wholly-owned subsidiary of Foreside Distributors, LLC. The Distributor acts as the principal underwriter of each class of shares of the Fund under an Underwriting Agreement with the Fund. The Underwriting Agreement requires the Distributor to use its best efforts, consistent with its other businesses, to sell shares of the Fund.

Payments to Affiliated Brokers

For the fiscal year ended March 31, 2016, the Fund did not pay any commissions to affiliated brokers.

Record of Beneficial Ownership

As of August 31, 2016, the Fund had 87,353,087.714 total shares outstanding, and Mercer Collective Trust: Mercer US Small/Mid Cap Equity Portfolio held 72,176,846.482 shares, representing 82.63% of the Fund’s total shares outstanding and Mercer Phoenix Investment Portfolio held 4,637,498.073 shares, representing 5.31% of the Fund’s total shares outstanding.

SHAREHOLDER REPORTS

Additional information about the Fund’s investments is available in the Fund’s annual and semi-annual reports to shareholders. In the Fund’s annual report, you will find a discussion of the market conditions and investment strategies that significantly affected the Fund’s performance during its last fiscal year. A copy of the Fund’s most recent annual report to shareholders and the most recent semi-annual report to shareholders may be obtained, without charge, by calling your plan administrator or recordkeeper or financial advisor, or by calling the Trust toll-free at 1-888-887-0619.

8